November 24, 2009
FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL, INC.
REPORTS OCTOBER 2009 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“October numbers reflected a 2 percent decline in the S&P 500, as shown in client assets under administration. Nonetheless, commissions and fees are still up from last year and almost flat with the preceding month,” stated Chairman and CEO Thomas A. James.

“Underwriting activity reflects continuing efforts by corporations to reinforce their balance sheets. Raymond James Bank’s total assets were inflated at the end of September by $3.2 billion, similar to the $1.9 billion gross up last year, to comply with the thrift test. Those balances returned to normal during the month of October. Bank loans should begin to build again as bank capital ratios exceed objective levels.”

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $220 billion, of which approximately $28 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K and quarterly report for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009 and on Form 10-Q, which are available on raymondjames.com and sec.gov.

	October 2009	October 2008	September 2009
	(22 business days)	(23 business days)	(21 business days)

Securities commissions/fees (1)	$ 158.1 mil.	$ 154.9 mil.	$ 160.9 mil.

Financial Assets Under Management
Managed Accounts (2)	$ 25.5 bil.	$ 22.5 bil.	$ 25.9 bil.
Money Market Funds (3)	2.9 bil.	6.2 bil.	3.0 bil.
Total Financial Assets
Under Management	$ 28.4 bil.	$ 28.7 bil.	$ 28.9 bil.

# of managed/co-managed underwritings (4)	11	3	17

Total customer assets under administration	$ 220.0 bil.	$ 173.8 bil.	$ 223.1 bil.

Raymond James Bank total assets (5)	$ 8.1 bil.	$ 9.7 bil.	$ 11.1 bil.

Raymond James Bank total loans, net (5)	$ 6.5 bil.	$ 7.6 bil.	$ 6.6 bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3) Approximately $3 billion of these balances moved out of the money market funds in September 2009. The majority of which transferred into the multi-bank depository program.

(4) This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(5) Represents the use of Raymond James Bank as a cash sweep option for brokerage clients, and the related lending activity. At September 30, 2009, total assets include $3.2 billion invested in qualifying assets comprised of $2.0 billion in reverse repurchase agreements (collateralized by GNMA and U.S. Treasury securities) and $1.2 billion in U.S. Treasury securities, offset by $900 million in overnight borrowing and $2.3 billion in customer deposits expected to be redirected to third party banks participating in the Raymond James Bank Deposit Program, to meet point-in-time regulatory balance sheet composition requirements related to Raymond James Bank’s qualifying as a thrift institution.

    For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media